Exhibit 15.3

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

August 5, 2022

To: EZGO Technologies Ltd.

Building #A, Floor 2, Changzhou Institute of Dalian University of Technology,

Science and Education Town,

Wujin District, Changzhou City

Jiangsu, China 213164

Re: Consent of DeHeng Law Offices

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this consent letter, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as PRC legal counsel to EZGO Technologies Ltd.(the “Company”) , a company incorporated under the laws of the British Virgin Islands, in connection with the Amendment No. 2 to Form 20-F (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Amendment filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,
/s/ DeHeng Law Offices
DeHeng Law Offices